Contact:  Keith Fawcett
                                                         (212) 975-6824

                                                      November 16, 1995



              CBS'S SHAREHOLDERS APPROVE MERGER WITH WESTINGHOUSE

     At a special meeting of the shareholders of CBS, held November 16, 1995, the holders of approximately 79 percent of the outstanding shares of CBS common stock approved and adopted the Agreement and Plan of Merger, dated August 1, 1995, among Westinghouse Electric Corporation, Group W Acquisition Corp. and CBS and the merger of CBS with Westinghouse Electric contemplated thereby.

     The consummation of the merger remains subject to the satisfaction of customary closing conditions and the FCC's approval of the transfer of control of the Company to Westinghouse.

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